Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
SEP 30, 2007 AND SEP 30, 2006
(In Thousands)

	SEP 30, 2007	SEP 30, 2006
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	6,185	4,941
Inventories	3,326	5,114
Deferred Income Taxes	640	250
Other Current Assets	75	124

Total Current Assets	10,226	10,429

Net Fixed Assets	1,603	1,260
Other Non-Current Assets	16	29

TOTAL ASSETS	11,845	11,718

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	1,325	3,765
Accounts Payable	4,937	3,853
Accrued Payroll and Related Taxes	628	265
Other Accrued Expenses	366	344

Total Current Liabilities	7,256	8,227

Long Term Debt	426	399

TOTAL LIABILITIES	7,682	8,626

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Outstanding - 8,670,030 shares
Common stock, par value $.01 per share	87	84
Treasury Shares at Cost (412,873 shares)	(223)	(223)
Additional Paid-in Capital	38,794	38,601
Retained Earnings	(34,495)	(35,370)

TOTAL SHAREHOLDER’S EQUITY	4,163	3,092

	11,845	11,718

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD SEP 30, 2007 AND SEP 30, 2006
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	SEP 30, 2007	SEP 30, 2006	SEP 30, 2007	SEP 30, 2006

Sales	9,605	8,054	40,914	22,620
Cost of Sales	8,781	7,006	37,037	19,867

Gross Profit	824	1,048	3,877	2,753

Less: Operating Expenses
Selling & G&A	680	601	2,892	2,155
Restructuring	0	0	0	0

Total Operating Expenses	680	601	2,892	2,155

Operating Profit	144	447	985	598

Interest and Financing Expense	(90)	(101)	(440)	(378)
Profit (Loss) on Sale of Assets	17	6	(16)	(5)
Other Income (Expense)	0	0	(26)	0

Net Income before Income Taxes	71	352	503	215

Provision for Income Tax	(225)	0	(372)	0

Income from Discontinued Operations	0	0	0	0

Net Income	296	352	875	215